U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   State Farm Mutual Automobile Insurance Co.
   1 State Farm Plaza
   Bloomington, IL  61710
2. Date of Event Requiring Statement (Month/Day/Year)
   3/31/99
3. IRS or Social Security Number of Reporting Person (Voluntary)
   37-0533100
4. Issuer Name and Ticker or Trading Symbol
   Illinois Superconductor Corporation ISCO
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

If Amendment, Date of Original (Month/Year)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |225000                |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
6% Senior Convertible   |3/31/99  |5/15/02  |Common Stock           |266667   |$1.125    |D            |                           |
Note                    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
2% Senior Convertible   |3/31/99  |5/15/02  |Common Stock           |444445   |$1.125    |D            |                           |
Note                    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
2% Senior Convertible   |3/31/99  |5/15/02  |Common Stock           |333334   |$1.50     |D            |                           |
Note                    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant (Exp. 5/15/01)  |3/31/99  |5/15/01  |Common Stock           |200000   |$3.75     |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant (Exp.3/31/02)   |3/31/99  |3/31/02  |Common Stock           |320000   |$1.465    |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

/s/ William J. Hess
SIGNATURE OR REPORTING PERSON
William J. Hess, Assistant Secretary
DATE
5/19/99